Exhibit 99.1

June 15, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

MAY 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of  May 31, 2007 served by J:COM’s 23 managed franchises reached 2.68 million, up 477,000, or 21.6% since May 31, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.66 million, up 820,500 or 21.4 % since May 31, 2006. The bundle ratio (average number of services received per subscribing household) stood at 1.74 as of May 31, 2007 compared to 1.74 as of May 31, 2006, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.79 as of May 31, 2007 from 1.74 since May 31, 2006. Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households
As of May 31, 2007	2,217,700 Digital:1,276,900	1,190,100	1,253,500	4,661,300	2,681,600

As of May 31, 2006	1,837,700	960,800	1,042,300	3,840,800	2,204,600

Net year-over-year increase	380,000	229,300	211,200	820,500	477,000

Net increase as percentage	20.7%	23.9%	20.3%	21.4%	21.6%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 22 franchises; 40 systems:

Consolidated Systems Total	Revenue Generating Units				Total
		High-Speed			Subscribing
	Cable Television	Internet Access	Telephony	RGU Total	Households
As of May 31, 2007	2,131,500 Digital:1,233,300	1,148,500	1,197,800	4,477,800	2,570,700

As of May 31, 2006	1,726,100	911,900	979,200	3,617,200	2,069,800

Net year-over-year increase	405,400	236,600	218,600	860,600	500,900

Net increase as percentage	23.5%	25.9%	22.3%	23.8%	24.2%

About J:COM
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.68 million subscribing households (as of May 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 managed franchises (as of May 31, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas approximately is 9.83 million (of which Cable West group has approximately 1.4 million  as of May 31, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.